Exhibit 10.18

September 17, 2017

(November 21, 2017 – Update)

Mr. Mark D. Thompson

Dear Mark:

I am pleased to offer you employment with Cambridge Trust Company (the “Company).  You will serve as the President of the Company. This letter confirms our offer of employment and includes details of the financial arrangements.  You will also be appointed to serve as a Director of the Cambridge Bancorp and the Cambridge Trust Company Boards while you are President.

Your employment with the Company will commence at a mutually agreed upon date.

Your office will be located at 75 State Street, Boston, MA.  You will report to Denis Sheahan, the Company’s Chief Executive Officer.  You will be expected to devote your full business time and attention to your duties and responsibilities on behalf of the Company.

For your services, we will provide you with the following compensation and benefits, all of which shall be subject to all applicable taxes and withholdings.

1.	Base Salary. You will be paid a base salary at the annualized rate of $450,000. The base salary will be paid in equal semi-monthly installments in accordance with our regular payroll practices.
2.

Benefits.  You will be eligible to participate in the various employee benefit plans, programs and arrangements that the Company may offer to its employees from time to time, in accordance with the terms and conditions of those plans, programs and arrangements.  These currently include: the Cambridge Bancorp Savings Investment Plan, a 40l(k) Plan that includes matching and profit sharing contribution features; the Cambridge Bancorp Employee Stock Ownership Plan; and the Executive Non-Qualified Excess Plan, a non-qualified deferred compensation plan that permits you to defer up to fifty percent (50%) of your base salary and up to 100% of any performance based compensation.

We also offer health and dental coverage, group term life insurance, and long-term disability insurance.

3.	Vacation. You will earn twenty-five (25) days of paid vacation per calendar year. The annual accrual for 2017 will be pro-rated based on your date of hire.
4.

Sick Time.  You will accrue twelve paid sick days per calendar year, which shall accrue pro-rata on a monthly basis up to a maximum of 90 days.  Your sick leave accrual for calendar year 2017 what be pro-rated based on your date of hire.

Cambridge • Boston • Belmont • Concord • Lexington • Weston

Wealth Management Offices: Boston, MA • Concord, NH • Manchester, NH • Portsmouth, NH

617-876-5500 • FAX 617-812-2403 • www.cambridgetrust.com

Mark D. Thompson

September 11, 2017

5.

Annual Short-Term Incentive Plan. Starting with Plan Year 2018, you will be eligible to receive an annual performance-based cash bonus of 50% of your base salary (your “Target Incentive Opportunity”) provided achievement of targeted, agreed-upon goals, both Company-wide and individual. The Target Incentive Opportunity shall be determined by the Company and shall be payable pursuant to the terms of a formal Short-Term Incentive Plan.  Under the terms of the plan, your actual annual performance-based cash bonus may range from no payout for not achieving threshold performance to 150% percent of Target Incentive Opportunity for stretch performance.  The short-term incentive for 2018 will be payable during the first of 2019.

Any Target Incentive Opportunity earned by you will be paid no later than March 15th of the following year.

6.

Annual Long-Term Incentive Plan.  Each year, beginning in 2018, you will be eligible to receive an equity award as determined by the Company with an initial target value of 35% of your base salary. Depending on actual performance, you may earn between 0% and 200% of the target value for performance based shares (RSUs).

7.	One-time Sign-On Bonus. You will receive a sign on bonus payment of $200,000 to be paid during the first quarter of 2018.
8.

One-time Stock Award. Under the terms of the applicable plan document, you will receive an equity award for one-time (1x) your base salary of $450,000 to be issued in the form of sixty percent (60%) performance based shares with a performance vesting period of three (3) years, and forty percent (40%) in time-vested restricted shares with a five(5)-year vesting period.

Performance shares will be measured on performance against the Private Banking Business Plan. Based on actual performance you may earn between 0% and 200% of the target value.

9.

Severance Benefit.  In the event your employment is terminated prior to the third anniversary of your start date other than for “Cause”, or you terminate your employment for “Good Reason” the Company will continue to pay you the then current base salary for a period of (12) months from the termination of employment and your bonus at target bonus as a “Severance Benefit”.  This severance payment will be conditioned on your execution and nonrevocation (if applicable) of a release of claims in a form acceptable to the Company, as well as your compliance with the Non-Compete Provision set forth in Section 2.3 of the Supplemental Executive Retirement Agreement (SERP) between you and the Company, described in Paragraph 10 hereof. After your third anniversary of employment, Section 2.3.1(a) of the SERP shall not apply following termination for any reason, but the remaining provisions of Section 2.3.1 shall remain in full force and effect.

For purposes of this agreement, “Cause” means termination by the Bank upon:

a.

The willful failure by Executive to substantially perform his duties with the Bank (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from his resignation for Good Reason), within ten (10) days after a demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties;

b.	The willful engagement by Executive in misconduct that is or foreseeably will be materially injurious to the Bank, monetarily or otherwise; or
c.	A breach of a fiduciary duty, fraud or dishonesty relating to the Bank, or conviction of (or plea of nolo contendere to) a crime.

Cambridge • Boston • Belmont • Concord • Lexington • Weston

Wealth Management Offices: Boston, MA • Concord, NH • Manchester, NH • Portsmouth, NH

617-876-5500 • FAX 617-812-2403 • www.cambridgetrust.com

Mark D. Thompson

September 11, 2017

For purposes of this agreement, no act or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Bank.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (¾) of the entire membership of the Board (with Executive not voting) at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that in the good faith opinion of the Board Executive engaged in the conduct set forth above in this Schedule A, Section 1.3 and specifying the particulars thereof in detail.

For purposes of this agreement, “Good Reason” means:

Without your prior consent, the occurrence of any of the following circumstances:

a.	A material diminution in your responsibilities, authority or duties
b.	A material diminution in your base salary, except in connection with a reduction that applies to executive’s generally; or
c.

A relocation of your principal place of employment to a location that is more than forty (40) miles from the Bank’s current principal executive office; provided, however, that the Bank shall have a thirty (30) day period to cure any such cause for “Good Reason” after being notified by you in writing.

Not withstanding the foregoing, Executive may not terminate his employment for good reason unless and until the Bank has been given a thirty (30) day period to cure any circumstance constituting “Good Reason” after being notified by you within thirty (30) days of the occurrence having occurred.

Your right to terminate employment for Good Reason shall not be affected by your incapacity due to physical or mental illness.

10.

Defined Contribution Supplemental Executive Retirement Plan (SERP). The Company will make a contribution of 10% of your base salary and cash bonus into a non-qualified deferred compensation plan account for your benefit.  This benefit is subject to the execution of a SERP agreement subject to a one (1) year non-compete and non-solicitation provision, which is attached hereto.

11.

Change in Control Severance Provisions. In the event of a Change in Control, the Company shall provide you the amounts set forth in that certain Change in Control letter agreement between you and the Company a copy of which is also attached.

12.

Policies of the Company. On or before your start date, you will be presented with and asked to execute acknowledgements of receipt and/or agreements to be bound by various Company policies including, without limitation, our Code of Ethics and our Securities Trade and Insider Trading Policy.

13.

Confidentiality. You agree that you will not, at any time during our after your employment by the Company, without the Company’s prior consent, reveal or disclose to any person outside of the Company, or use for your own benefit or the benefit of any other person or entity, any confidential information concerning the business or affairs of the Company or its affiliates, or concerning the

Cambridge • Boston • Belmont • Concord • Lexington • Weston

Wealth Management Offices: Boston, MA • Concord, NH • Manchester, NH • Portsmouth, NH

617-876-5500 • FAX 617-812-2403 • www.cambridgetrust.com

Mark D. Thompson

September 11, 2017

business or affairs of the Company or its affiliates, or concerning any of their customers, clients or employees (“Confidential Information”). For purposes of this agreement, Confidential information shall include, but shall not be limited to: financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information of any type; information concerning methods of operation; proprietary systems or software; legal or regulatory information; cost and pricing information or policies; information concerning new or potential products or markets; investment models, practices, procedures, strategies or related information; research and/or analysis; and information concerning new or potential customers. Confidential Information shall not include information falling within the description of Confidential information that already is available to the public through no unauthorized act of yours and salary, bonus or other personnel information specific to you, nor should the paragraph be construed so as to interfere with your right to use your general knowledge, experience, memory and skills, whenever or wherever acquired, in any future employment.  Notwithstanding the forgoing, you may comply with legal process; provided however, that if you anticipate making such a disclosure to comply with legal process, you agree to provide the Company with ten days advance written notice or, if such notice is not practicable under the circumstances, with as much written notices as is practicable.

The foregoing describes the compensation that you will receive during your employment with the Company (unless changes by agreement between you and the Company), but is not a contract or guarantee of employment for any particular period of time. At all times you will be and employee at will, which means that you and the Company are each free to terminate your employment at any time and for any reason.

Because Federal law requires that you provide us with documentation of your eligibility to work in the United States, this offer is conditioned upon your providing such documentation within three business days of your commencing work.

By accepting this offer of employment, you represent that you are not under any contractual or other obligation to any other person or entity that would prevent you from performing all of your duties and responsibilities to the Company.  To indicate your acceptance of this offer, please sign and date this letter in the space below and return a copy to me by mail or email.

Sincerely,

/s/ Pilar Pueyo

Pilar Pueyo

Senior Vice President, Human Resources Director

I accept employment with Cambridge Trust Company on the terms stated above.

/s/ Mark D. Thompson	November 27, 2017
Mark D. Thompson	Date

Cambridge • Boston • Belmont • Concord • Lexington • Weston

Wealth Management Offices: Boston, MA • Concord, NH • Manchester, NH • Portsmouth, NH

617-876-5500 • FAX 617-812-2403 • www.cambridgetrust.com